Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-178833 on Form N-1/A of Return Stacked Risk Managed U.S. Stocks & Bonds Fund (formerly Newfound Risk Managed U.S. Growth Fund) of our report dated May 30, 2023, relating to our audit of the financial statements and financial highlights, which appear in the March 31, 2023 Annual Report to Shareholders, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights”, “Independent Registered Public Accounting Firm”, “Policies and Procedures for Disclosure of Portfolio Holdings” “Financial Statements” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

July 27, 2023